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                                                            OMB APPROVAL
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--------                                            OMB Number:  3235-0104
 FORM 3                                             Expires: September 30, 1998
--------                                            Estimated average burden
                                                    hours per response .... 0.5
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a)
      of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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
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 1. Name and Address of Reporting Person   2. Date of Event Requiring    4. Issuer Name and Ticker or       6. If Amendment, Date
    Futterman, Jack                           Statement                     Trading Symbol                     of Original
----------------------------------------      (Month/Day/Year)              Party City Corporation (PCTY)      (Month/Day/Year)
     (Last)     (First)     (Middle)           10/8/97                      -------------------------------
    16315 Vintage Oak Lane                 ----------------------------  5. Relationship of Reporting       7. Individual or Joint/
----------------------------------------   3. IRS or Social Security          Person to Issuer                 Group Filing
             (Street)                         Number of Reporting        X  (Check all applicable)           (Check Applicable Line)
                                              Person (Voluntary)       ---- Director   ____   10% Owner    X  Form (Filed by One
    Delray Beach Florida 33484                                         ____ Officer    ____   Other           Reporting Person)
--------------------------------------     -------------------------  (give title below)  (specify below)  -- Form (Filed by More
      (City)      (State)      (Zip)                                                                          than One Reporting
                                                                                                              Person)
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                                                            TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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    Common Stock, $.01 par value per share       1,000 shares                    D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                                               (Print or Type Responses)             SEC 1473 (8/92)
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FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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Option to purchase Common Stock   9/8/98(1) 9/8/2007  Common Stock, $.01 par  15,000    $24.00       D
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                                                      value per share
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Explanation of Responses:
(1)
   5,000 shares are exercisable as of 9/8/98, an additional 5,000 shares are exercisable as of 9/8/99 and an additional 5,000 shares are exercisable as of 9/8/2000.
                                                                                   /s/ Jack Futterman              October 16, 1997
**Intentional misstatements or omissions of facts constitute Federal Criminal      ------------------------------  ----------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                           **Signature of Reporting Person     Date

Note. File three copies of this Form, one of which must be manually signed.                                           Page 2
  If space provided is insufficient, See Instruction 6 for procedure.                                             SEC 1473 (8/92)

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